Exhibit 16.1

Audit ● Tax ● Consulting ● Financial Advisory
Registered with Public Company Accounting Oversight Board (PCAOB)

March 18, 2024

Securities and Exchange Commission

Office of the Chief Accountant

100 F Street, NE

Washington, D.C. 20549

Re: Cordyceps Sunshine Biotech Holdings Co., Ltd.

Dear Sir or Madam:

We have read the statements made by Cordyceps Sunshine Biotech Holdings Co., Ltd. of its Form 6-K dated March 18, 2024. We agree with the statements concerning our firm in such Form 6-K; we are not in a position to agree or disagree with other statements of Cordyceps Sunshine Biotech Holdings Co., Ltd. contained therein.

Very truly yours,

/s/ KCCW Accountancy Corp

Diamond Bar, CA